EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is between QualSec, Inc., a Wyoming Corporation with its principal place of business at 1770 N. Research Park Way, Suite 181, North Logan, Utah 84341 (herein called the “Company”), and Joel E. Hand, residing at 81515 Alexander, Chapel Hill, North Carolina 27517 (herein called the “Employee”).

1)

Employment: The Company hereby employs Employee as the Company’s Chief Executive Officer, responsible for the management and direction of the Company’s Funding, Management and Product Development programs subject to policies established from time to time by the Company’s Board of Directors.  The Employee hereby accepts such employment upon the terms and conditions hereinafter set forth.

2)

Term: The term of this Agreement and its provisions herein shall have effectively commenced as of November 27, 2006 (Effective Date) and will become effective upon the later of the signature dates below.  This Agreement shall continue for a period of Three (3) years from the Effective Date unless previously terminated in accordance with the provisions of Section 7 of this Agreement.  Thereafter, this Agreement will be automatically renewed on a year-to-year basis unless either party provides the other with notice in writing of the termination of this Agreement at least 60 days prior to its expiration or that of any renewal thereof.  In the event of termination by the Company prior to the expiration of this Agreement other than by reasons specified in Sections 7(a), 7(b), 7(c), 7(d), or 7(e) hereunder, whether at the end of its original term or any renewal thereof, the Company will pay the Employee severance pay and benefits specified by Sections 7(a), 7(b), or 7(e) of this Agreement.

3)

Compensation: For all services rendered by the Employee under this Agreement, the Company shall pay the Employee a salary and fringe benefits as follows:

a)

Base Salary: The Company shall pay the Employee a base salary at an annual rate of $150,000, which shall all be accrued until further funding is achieved.  In accordance with the policy for paying the salaries of other officers of the Company as may be necessitated by the financial condition of the Company and as established by resolution of the Board of Directors, Employee’s salary may be paid in whole or in part by common stock of the Company. . The issuance of common stock under the preceding sentence is intended to qualify under Rule 701 of the Securities Act of 1933.

b)

Benefits: The Employee shall be entitled to participate with other officers and employees of the Company in all fringe benefit plans or other arrangements authorized and adopted from time to time unless Employee shall elect in writing not to participate.

c)

Expenses: The Company shall either pay directly or reimburse Employee for reasonable and appropriate travel, entertainment, and other business expenses incurred by Employee in the performance of his duties hereunder, provided that the incurring of such expenses shall be subject to such policies as shall be established by the Board of Directors of the Company from time to time.  The Company shall also reimburse Employee for reasonable and appropriate telephone, cellular telephone, internet, copying, supplies, travel, and other similar expense incurred by the Employee as a result of conducting the business of the Company at his residence.  Employee will submit to the Company such documentation to substantiate such expenses as the Company shall reasonably request.  According to the financial condition of the Company, expenses may be accrued or paid in common stock of the Company.

d)

Relocation Expense: If relocation of the Employee is required by the Board of Directors, the Company agrees to pay directly or reimburse the employee for reasonable and customary executive relocation expense from his residence in Garden City, Utah to within reasonable commuting proximity of the Company’s corporate offices.

e)

Bonuses: Employee shall be eligible to receive an annual performance bonus.  Criteria for such bonus are to be based upon performance, attainment of specified goals, the meeting of revenue and pre-tax profit projections of the Company or other criteria for such bonus to be determined and agreed upon by the Employee and the Board of Directors prior to the start of each Bonus year.

f)

Stock and Stock Options: The Company and Employee acknowledge that Company has issued to Employee fully vested stock for 70,000,000 shares (common stock) in company equity on incorporation as a founder and in exchange for intellectual property cited in Section 10.  The Employee shall be eligible to participate in Employee Stock Option Plans adopted by the Company during the term of this Agreement commensurate with the position herein described and industry standards.

g)

Other: Nothing herein shall be deemed to preclude the Company, upon approval by the Company’s Board of Directors, from awarding additional compensation or benefits to Employee during the term of this Agreement such as raises, bonuses or fringe benefits commensurate with the position herein described and industry standards.

4)

Duties: The Employee hereby promises to perform and discharge well and faithfully the duties that may be assigned to him from time to time by the Board of Directors of the Company in connection with the conducting of its business so long as such duties are reasonably related to the Employee’s responsibilities as President of the Company.  Employee is employed as an officer of the Company reporting directly to its Board of Directors.

5)

Extent of Services and Other Interests: During the term of this Agreement the Employee shall devote all of his working time as reasonably required for the performance of his duties in the business of the Company.  The immediate duties of the Employee shall include diligent efforts to arrange development of a product prototype for the Company and to initiate such business arrangements as may be required for development and manufacture of the Company’s products.  Other duties of the Employee may include the normal and customary responsibilities of a CEO of a corporation including but not limited to:

a)

Plan and arrange development and manufacturing of products of the Company in accordance with Board directive and corporation charter.

b)

Confer with Company officials to plan product development objectives, to develop organizational plans for manufacturing, and to establish responsibilities and procedures for attaining objectives.

c)

Review activity reports and financial statements to determine progress and status in attaining product development and manufacturing objectives and revise objectives and plans in accordance with current and projected conditions.

d)

Participate in the formulation of financial plans to provide for new or continuing operations, and to increase productivity.

6)

Vacation: Employee shall be entitled to three (3) weeks of vacation with pay during each fiscal year.  Vacation days may be taken at any time in each fiscal year during the term of this Agreement, consistent with the discharge of Employee’s duties as an executive employee of the Company.  Absences from work because of occasional sickness, medical or dental appointments, or legal holidays in the United States shall not be considered as vacation time.  Vacation days shall accumulate and carry over from one year to the next, except that cumulative vacation time including annual vacation entitlement and carry-over time due Employee cannot exceed a total of 240 hours.  It is agreed that the taking of continuous vacation time in excess of two weeks in duration is not to interfere with business duties.

7)

Termination: The following paragraphs define the Company’s obligations upon termination of Employee.

a)

Death: In the event of Employee’s death during the term hereof, this Agreement shall terminate immediately and, except as expressly set forth in this paragraph, the Company shall have no further liability hereunder to Employee or his estate.  Employee’s estate shall have the right to exercise any stock options that vested prior to Employee’s death for a period of one-year following Employee’s death.  The Company shall continue to pay to Employee’s estate his compensation as defined under section 3 for a period of six (6) months from and after the date of death during the term of this Agreement and pay his estate any benefits or bonus earned through the date of the Employee’s death.

b)

Permanent Disability: In the event that Employee becomes totally disabled during the term hereof and such total disability continues for a period in excess of sixty (60) days, whether consecutive or in the aggregate, during any twelve (12) month period, at the end of such period of disability, the Employee shall be considered as permanently disabled and this Agreement may be terminated at that time.  Except as expressly set forth in this paragraph, the Company shall have no further liability hereunder to Employee.  The Company shall, however, continue to pay to Employee his compensation as defined in section 3 for a period of twelve (12) months as severance pay hereunder, commencing with the expiration of the first sixty (60) day period of such disability.  Employee shall be considered as totally disabled if and when, because of injury, illness or physical or mental disability, he is prevented from efficiently or effectively performing the duties of his employment.  The determination of total disability shall be made by the Board of Directors of the Company, but said decision shall not be unreasonable or arbitrary and shall be supported by the opinion (at the Company’s expense) of at least one licensed physician unless Employee, without justification, fails to submit to the necessary physical or mental examinations.  It is understood that Employee’s occasional sickness of short duration shall not result in Employee being considered totally disabled, and Employee shall continue to be compensated hereunder during such periods of occasional sickness so long as they shall not exceed the above period of time.

c)

Termination for Failure to Perform:  The Company may terminate this Agreement after twelve (12) months from the Effective Date if a prototype of the Company’s first product has not been demonstrated to the satisfaction of the Company’s Board of Directors, or after twenty-four (24) months if a manufacturing prototype has not been produced and manufacturing agreements have not been secured by that time.  The Employee shall have the right to exercise any stock options that vested prior to Employee’s termination for failure to perform for a period of two years following Employee’s date of termination.  Upon termination for failure to perform, the Company shall have no further liability hereunder to Employee.

d)

Involuntary Termination for Cause: The Company may terminate this Agreement for cause.  For the purposes of this Agreement, a termination for “Cause” shall mean a termination resulting from a determination by a third party, mutually agreed upon by the Company’s board of Directors and Employee, that Employee (i) has committed a criminal act or act of moral turpitude that would materially injure the Company or its reputation or, (ii) has intentionally or willfully breached his duties hereunder in a material respect and has failed to cure the same within thirty (30) days after receiving written notice of such breach from the Board of Directors of the Company.  In the event of termination for cause, the Company shall have no further liability hereunder to Employee from and after the date of such termination.

e)

Termination Without Cause: Upon the termination of Employee’s employment with the Company for any reason whatsoever prior to the expiration of the original term or any annual renewal of the term of this Agreement, except for (i) termination upon death as set forth in paragraph 7(a) hereof, (ii) termination upon permanent disability as set forth in paragraph 7(b) hereof, (iii) termination for failure to perform pursuant to paragraph 7(c) hereof, (iv) termination for cause pursuant to paragraph 7(d) hereof, or (v) Employee’s voluntary election without cause to not continue in the employment of the Company, the Company will, at the time of such termination and in lieu of all other obligations of the Company hereunder, pay to Employee a lump-sum payment in the amount of the greater of (i) fifty percent (50%) of the total aggregate remaining unpaid portion of his then current salary and benefits as specified under this Agreement due for its remaining term, or (ii) Employee’s then current salary for a period equal to twelve (12) months, plus pay any earned bonus and continue to pay the Employee’s benefits for twelve (12) months as described in 3(b) of this Agreement.  In the event of termination without cause as defined by this Agreement, all warrants, options or bonus agreements between the Company and Employee either vested or requiring vesting, shall be considered fully vested and exercisable, due and delivered to Employee on the date of termination.  The parties to this Agreement hereby agree that the Board of Directors, management, employees, shareholders, or situation of the Company can necessitate the Employee’s voluntary resignation from the Company with cause.  The Company and Employee hereby agree to recognize a forced resignation (Employee’s voluntary resignation with cause) as termination of the Employee by the Company without cause.  Conditions that may force the Employee’s voluntary resignation from the Company with cause shall include, but not be limited to (i) sale or merger of the Company, (ii) a requirement by a financing agreement (e.g., private investor, venture capital organization, investment banker, etc.) to hire a new COO, (iii) assignment of duties to the Employee that are inconsistent with the customary, ethical, or legal responsibilities of a corporate COO, (iv) irreconcilable differences between Employee and any major shareholder (15% or greater ownership of voting stock of the Company), (v) a no confidence vote or formal or informal request for resignation of the Employee by a majority of the Board of Directors, and (vi) similar causes that impede the present or future operations of the Company, or the cooperation of the Employee with the Board of Directors, major shareholders, officers, employees, customers, or suppliers of the Company.

f)

Failure to Obtain Funding:  The Employee recognizes and acknowledges that Company’s obligations under this Agreement are dependent on obtaining continued funding for its operations.  In the event the Board of Directors determines that Company cannot continue operations because of lack of funds for continued operations, the Company may terminate this Agreement with Employee under section “d” of this section, Involuntary Termination for Cause.

8)

Non-Disclosure of Confidential Information: The Employee recognizes and acknowledges that, during the term of employment, he will have access to the Company’s trade secrets and proprietary processes as they may exist from time to time, which are valuable, special and unique assets of the Company’s business.  The access to and knowledge of these trade secrets are essential to the performance of the Employee’s employment and duties hereunder.  The Employee agrees to not disclose such secrets or processes to any person, firm, corporation, association or another entity for any reason or purpose whatsoever, nor shall the Employee make use of any such secrets or processes for his own purposes or for the benefit of any person, firm, corporation, or other entity (except the Company) under any circumstances during or after the term of his employment; provided that after the term of his employment, these restrictions shall not apply to such secrets and processes that are then, or from time to time thereafter, in the public domain (provided that he was not responsible, directly or indirectly, for permitting such secrets or processes to enter the public domain without the Company’s consent).

9)

Covenants not to Compete or Interfere: The Employee agrees, providing the company is not in material breach of any of the terms or conditions of this Agreement, that during the term herein described in Section 2 and for a period of one (1) year after the date of the Employee’s termination, that (a) Employee shall not intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, supplier, lessor or employee of the Company or any of its subsidiaries; and (b) Employee shall not, as a sole proprietor or otherwise for his own account or as a partner, employee, officer, director, manager, agent, distributor, consultant, marketing representative, associate, investor, or otherwise, directly or indirectly, own, purchase, organize or take preparatory steps for the organization of finance, work for, provide services to, advise, acquire, lease, operate, manage or invest in or permit his name to be used or employed in connection with any business that engages in providing technology or products in direct competition with the Company (the “Business”).  Employee further agrees that the covenants and other provisions of this paragraph shall cover his activities in the whole of the Americas, Europe and Asia (the “Territory”).  The parties hereto agree that the covenants contained in this paragraph (b) shall be construed as if the covenants are divided into separate and distinct covenants in respect of each of the products and services of the Business, each capacity in which the party is prohibited from competing, and each part of the world in which such competition is prohibited from taking place.  The territorial restrictions contained in this paragraph (b) are properly required for the adequate protection of the Business and in the event any covenant or other provision contained in this paragraph (b) shall be deemed to be illegal, unenforceable, or unreasonable by a court or other tribunal of competent jurisdiction with respect to any part of the Territory or otherwise, such covenant or provision shall not be affected with respect to any other part of the Territory or otherwise, and each of the parties hereto agrees and submits to the reduction of said territorial restriction or other provisions to such and area or otherwise as said court shall deem reasonable.  In the event that the Company is in material breach of terms of this contract, this clause is considered null and void.  The parties further agree that if any provision of this Agreement is found to be unenforceable, it shall not affect the ability to enforce the remaining provisions and the court shall enforce all remaining provisions to the extent permitted by law.

10)

Inventions: The Employee, for equity ownership in the Company and for employment as defined herein subject to the terms and conditions of this Agreement and providing that the Company is not in material breach of any of its terms or conditions, hereby sells, transfers, and assigns to the Company, or to any person or entity designated by the Company, all of the entire right, title and interest of the Employee in and to all inventions, ideas, disclosures, and improvements, whether patented or not patented, and material which can be copyrighted make or conceived by the employee, solely or jointly during the term hereof which relate to methods, apparatus, formulae, designs, products, processes or devices, sold, leased, used, or under consideration or development of the Business of the Company, or which otherwise relate to or pertain to the business, functions or operations of the Company.  The Employee agrees to communicate promptly and to disclose to the Company, in such form as the Employee may be required, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures, and improvements and to execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Employee to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to material which can be copyrighted to obtain copyright thereof. For the purpose of this Agreement, any inventions or ideas disclosed to founders of the Company that induced the formation of the Company are hereby assigned to the Company.  For the purposes of this Agreement, an invention shall be deemed to have been made during the term of Employee’s employment if, during such period the invention was conceived and first actually reduced to practice by the Company.  Employee agrees that any patent application related to the Company’s Business filed within one (1) year after termination of this employment shall be presumed to relate to an invention which was made during the term of Employee’s employment unless Employee can provide conclusive evidence to the contrary or the Company is materially in breach of any of the terms or conditions herein.

11)

Injunctive relief: The parties hereto acknowledge that (a) the covenants and restrictions set forth in Sections 8, 9, and 10 of this Agreement are necessary, fundamental and required for the protection of the business of the Company, (b) such covenants and restrictions are material inducements to investors to enter into agreements to invest in the Company, and (c) a breach of any of such covenants and restrictions by Employee will result in irreparable harm and damages to the Company which cannot be adequately compensated by a monetary award.  Accordingly, Employee expressly agrees that the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin the Employee from breaching any such covenant or provision or to specifically enforce the provisions hereof.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

12)

Indemnification: In addition to any rights to indemnification from the Company to which Employee is entitled to under the Articles of Company and Bylaws, company shall indemnify Employee at all times during and after the term of this Agreement to the maximum extent permitted under any applicable state or federal law, against any unintentional actions by Employee or any and all actions preformed by the Company, and accordingly shall pay Employee’s expenses in defending any civil or action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding, to the extent permitted under such applicable state or federal laws.

13)

Insurance: The Company, at its election and for its benefit, may insure the Employee against accidental loss or death.  In this event, Employee shall submit to such physical examination and supply such information as may be required in connection therewith.  This policy is separate and apart from any policy payable for the benefit of the Employee under paragraph 3(b).

14)

Notices: Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to his last known residence in the case of the Employee or to its last known principal office in the case of the Company.

15)

Waiver of Breach: The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed by a waiver of any subsequent breach.

16)

Governing Law: This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

17)

Arbitration: If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgement upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

18)

Prevailing Party: In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys’ fees to be fixed by the arbitrator, trial court, and/or appellate court.

19)

Assignment: The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors of the Company.

20)

Entire Agreement: This instrument contains the entire agreement of the parties.  It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, modification, extension or discharge is sought.

In Witness Whereof, the parties have executed this Agreement as of the later of the signature dates below.

EMPLOYEE:

/s/ Joel E. Hand

Date: January 1, 2007

Joel E. Hand

COMPANY:

QUALSEC, INC.

/s/ Arden A. Kelton PhD

Date: January 1, 2007

Arden A. Kelton Ph.D, Director

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